                                                               EXHIBIT 12

                  MINNESOTA MINING AND MANUFACTURING COMPANY
                               AND SUBSIDIARIES

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in millions)
                                 2001      2000      1999      1998     1997
EARNINGS

Income from continuing operations
  before income taxes,
  minority interest,
  extraordinary loss
  and cumulative effect
  of accounting change*        $2,186    $2,974    $2,880    $1,952    $3,440

Add:

Interest expense                  143       127       125       139        94

Interest component of the ESOP
  benefit expense                  18        19        21        29        32

Portion of rent under operating
  leases representative of
  the interest component           39        39        37        41        41

Less:

Equity in undistributed income
  of 20-50 percent owned
  companies                         5        10         4         4         3

TOTAL EARNINGS AVAILABLE
FOR FIXED CHARGES              $2,381    $3,149    $3,059    $2,157    $3,604

FIXED CHARGES

Interest on debt                  150       141       135       139        94

Interest component of the ESOP
   benefit expense                 18        19        21        29        32

Portion of rent under operating
   leases representative of
   the interest component          39        39        37        41        41

TOTAL FIXED CHARGES            $  207    $  199    $  193    $  209    $  167

RATIO OF EARNINGS
TO FIXED CHARGES                 11.5      15.8      15.8      10.3      21.6

<F1>
* 2001 includes a non-recurring net pre-tax loss of $504 million, primarily related to the restructuring. 2000 includes a non-recurring net pre-tax loss of $23 million. 1999 includes a non-recurring net pre-tax gain of $100 million relating to gains on divestitures, litigation expense, an investment valuation adjustment, and a change in estimate that reduced 1998 restructuring charges. 1998 includes pre-tax restructuring charges of $493 million. 1997 includes a pre-tax gain on the sale of National Advertising Company of $803 million.